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                                                                    EXHIBIT 99.1

(GENENTECH LOGO)

Wednesday, Nov 10, 2004

GENENTECH ANNOUNCES ORGANIZATIONAL CHANGES

SOUTH SAN FRANCISCO, CALIF. -- NOVEMBER 10, 2004 -- Genentech, Inc. (NYSE: DNA) today announced that Executive Vice President and Chief Financial Officer Lou Lavigne plans to retire in March 2005. David Ebersman, currently Senior Vice President of Product Operations will replace Lavigne as CFO at that time. Pat Yang, currently Vice President of South San Francisco Manufacturing and Engineering will replace Ebersman as leader of Genentech's Product Operations organization.

Lavigne joined Genentech in July 1982, was named controller in 1983 and, in this position, built Genentech's operating and financial functions. In 1986, he was promoted to vice president and assumed the position of chief financial officer in September 1988. He was named senior vice president in July 1994 and was promoted to executive vice president in March 1997.

"The company's annual revenues stood at $40 million when Lou became Controller, around $300 million when he took over as CFO in 1988," said Genentech Chief Executive Officer Art Levinson, "And his steady hand has guided our financials to current annual revenues approaching $4 billion. His tenure signifies an outstanding record of strategic and financial leadership."

In commenting on his experiences at Genentech Lavigne noted that "playing a role in Genentech's growth has been terrific - the company is currently on an excellent course with strong leadership so it is a logical time to pass the baton. Now I'm at a stage in my career where I would like a different pace and to share insight to some other companies' growth".

Lavigne currently sits on the Board of Directors for LifeMasters, BMC Software and Kyphon and plans to consider other director positions in his retirement.

David Ebersman joined Genentech in 1994 and previously held several positions in Business Development and Product Development. David was named senior director of Product Development in 1998, vice president of Product Development in 1999 and senior vice president of Product Operations in 2001. He became a member of Genentech's Executive Committee in March 2004. Before joining Genentech, Ebersman served as a Research Analyst covering biotechnology investments at Oppenheimer & Company, Inc. (now CIBC World Markets). In his new role he will continue as a member of the Executive Committee and continue to report to CEO Art Levinson. As CFO Ebersman will be responsible for Genentech's Financial, Corporate Relations, Investor Relations and Information Technology groups.

"Ebersman's knowledge of the different parts of Genentech's business, combined with his financial acumen and security analyst experience at CIBC before joining the company, positions him for success as CFO," said Levinson.

Pat Yang joined Genentech in December 2003 from Merck & Co., where he worked for 11 years and held several leadership roles in Merck's Manufacturing Division. Most recently, he held the position of vice president, Supply Chain Management. In this role, he led the materials management, strategic planning and manufacturing support functions for Merck's worldwide manufacturing plants. Previous to that, he was Merck's vice president, Asia/Pacific Manufacturing Operations. In his new role, Yang will be responsible for Genentech's worldwide Manufacturing, Engineering, Process Development and Supply Chain Management organizations. He will report directly to CEO Art Levinson.

"Pat is a great fit at Genentech and has the right experience to help Product Operations meet the growing demand for Genentech's products," said Levinson.

Lavigne, Ebersman and Yang will work together over the next five months to ensure a smooth transition for all of the Finance and Product Operations functions.
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ABOUT GENENTECH

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.